Exhibit 99.1

Quality Distribution, Inc. Announces Fourth Quarter and Year-End 2008 Results

TAMPA, FL – February 25, 2009 – Quality Distribution, Inc. (NASDAQ: QLTY) (the “Company” or “QDI”) today reported the results for its fourth quarter and year ended December 31, 2008. Total revenue for the fourth quarter of 2008 was $168.1 million, a decrease of 9.9% from $186.6 million for the same quarter in 2007. Total revenue for 2008 was $815.3 million, an increase of 8.5% from $751.6 million for 2007. The addition of Boasso, acquired in December 2007, contributed $22.8 million of revenue in the fourth quarter 2008 and $87.1 million for fiscal 2008 compared to $2.5 million in the fourth quarter and fiscal year 2007.

Net income for the fourth quarter of 2008 was $13.0 million, or $0.66 per diluted share, compared to a net loss of $11.2 million, or $(0.58) per diluted share, for the same quarter in 2007. As previously reported, the fourth quarter of 2008 results include a pre-tax restructuring charge of $1.3 million, primarily related to the closure of tank wash and trucking terminals, a net pre-tax gain of $16.2 million on early debt extinguishment and related write-off of debt issuance costs, and a pretax gain of $3.4 million for the early settlement of a multiemployer pension obligation. The fourth quarter of 2007 results contained net aggregate pretax charges of $3.6 million related to adverse insurance developments, write-off of debt issuance costs and acquisition costs. Applying a normalized tax rate of 39% and excluding adjustment items, the Company would have had an adjusted loss per diluted share of $(0.01) for the fourth quarter of 2008, compared to a loss of $(0.22) for the same quarter in 2007, and $0.02 adjusted earnings per diluted share for fiscal 2008 compared to an adjusted loss per diluted share of $(0.04) for fiscal 2007.

Net income for 2008 was $12.1 million, or $0.62 per diluted share, compared to a net loss of $7.6 million, or $(0.39) per diluted share, for 2007.

Gary Enzor, President and Chief Executive Officer, commented, “Trucking volume declined roughly 20% year-over-year, yet we generated $9 million of operating cash flow in the fourth quarter and produced near break-even results in one of the most challenging quarters in our company’s history. The addition of Boasso and the positive impact of our vital few cost initiatives enabled us to post positive full year adjusted pre-tax earnings despite the current economic turbulence. We enter 2009 with a stronger company than we had in 2008, and we will continue to aggressively focus on cost reduction, debt reduction and cash conservation.”

Steve Attwood, Chief Financial Officer, commented further, “Another thing that was particularly significant in the fourth quarter is that we reduced our overall debt by $42 million, which included a $24.2 million reduction in our 9% Subordinated Notes and an $18 million reduction in the outstanding balance on our revolving credit facility. At year-end 2008, we had over $40 million of borrowing availability under our revolving credit facility.”

The Company will host a conference call for investors to discuss these results on February 26, 2009 at 10:00 a.m. Eastern Time. The toll free dial-in number is 877-440-5788; the toll number is 719-325-4920; the passcode is 2529452. A replay of the call will be available until March 28, 2009, by dialing 888-203-1112; passcode 2529452. A webcast of the conference call can be accessed at http://investor.shareholder.com/qualitydistribution/events.cfm. Copies of this earnings release and other financial information about the Company may be accessed in the Investor Relations section of the Company’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information in the Investor Relations section that may be important to investors.

Headquartered in Tampa, Florida, QDI, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. QDI also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. QDI is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. This forward-looking information includes estimated financial information for the fourth quarter and full year 2008. Without limitation, additional risks and uncertainties regarding forward-looking statements include the Company’s substantial leverage and restrictions contained in our debt instruments; economic factors; turmoil in the credit and capital markets; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; potential disruption at U.S. ports of entry; changes in senior management; the Company’s ability to achieve projected operating objectives and debt reduction in 2009; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; the Company’s ability to achieve projected reductions in payroll-related costs; increased unionization, which could increase our operating costs or constrain operating flexibility, the potential loss of our ability to use net operating losses to offset future income due to a change of control and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

QLTYE

Contact:	Stephen R. Attwood
Senior Vice President and Chief Financial Officer
800-282-2031 ext. 7129

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
OPERATING REVENUES:
Transportation	$120,016	$138,020	$565,814	$580,676
Other service revenue	25,123	21,374	104,039	76,221
Fuel surcharge	22,947	27,178	145,437	94,661

Total operating revenues	168,086	186,572	815,290	751,558

OPERATING EXPENSES:
Purchased transportation	90,445	113,504	466,823	471,531
Compensation	25,592	23,262	109,110	85,820
Fuel, supplies and maintenance	21,152	24,771	114,351	81,316
Depreciation and amortization	5,567	4,584	21,002	17,544
Selling and administrative	9,321	9,977	35,836	31,291
Insurance claims	3,370	9,562	14,999	23,883
Taxes and licenses	1,200	1,251	5,242	3,980
Communications and utilities	2,607	3,300	12,716	11,381
(Gain) loss on disposal of property and equipment	(260)	541	(3,092)	959
Restructuring costs	1,250	—	5,325	—

Total operating expenses	160,244	190,752	782,312	727,705

Operating income	7,842	(4,180)	32,978	23,853

Interest expense	9,300	7,939	35,546	31,342
Interest income	(93)	(245)	(426)	(818)
Gain on early extinguishment of debt	(16,532)	—	(16,532)	—
Write-off of debt issuance costs	283	2,031	283	2,031
Other (income) expense	(3,116)	1,578	(2,945)	940

Income (loss) before taxes	18,000	(15,483)	17,052	(9,642)
Provision for (benefit from) income taxes	5,038	(4,308)	4,940	(2,079)

Net income (loss)	$12,962	$(11,175)	$12,112	$(7,563)

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.67	$(0.58)	$0.63	$(0.39)

Diluted	$0.66	$(0.58)	$0.62	$(0.39)

Weighted average number of shares
Basic	19,387	19,335	19,379	19,336
Diluted	19,523	19,335	19,539	19,336

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$6,787	$9,711
Accounts receivable, net	81,612	99,081
Prepaid expenses	12,922	8,150
Deferred tax assets, net	14,707	20,483
Other	7,950	6,258

Total current assets	123,978	143,683
Property and equipment, net	148,692	121,992
Goodwill	173,519	173,575
Intangibles, net	22,698	24,167
Non-current deferred tax assets, net	22,636	16,203
Other assets	10,580	14,356

Total assets	$502,103	$493,976

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of indebtedness	$8,361	$413
Current maturities of capital lease obligations	7,994	1,451
Accounts payable	16,126	17,428
Affiliates and independent owner-operators payable	7,649	12,597
Accrued expenses	25,357	25,957
Environmental liabilities	4,819	4,751
Accrued loss and damage claims	8,705	13,438
Income taxes payable	—	555

Total current liabilities	79,011	76,590

Long-term indebtedness, less current maturities	330,409	343,575
Capital lease obligations, less current maturities	15,822	3,832
Environmental liabilities	6,035	6,418
Accrued loss and damage claims	12,815	18,474
Other non-current liabilities	25,158	15,954

Total liabilities	469,250	464,843
Minority interest in subsidiary	1,833	1,833
SHAREHOLDERS’ EQUITY
Common stock	362,945	361,617
Treasury stock	(1,580)	(1,564)
Accumulated deficit	(114,034)	(126,146)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(26,488)	(16,748)
Stock subscriptions receivable	(234)	(270)

Total shareholders’ equity	31,020	27,300

Total liabilities, minority interest and shareholders’ equity	$502,103	$493,976

RECONCILIATION OF NET INCOME (LOSS) TO TAX EFFECTED AND ADJUSTED NET INCOME (LOSS) AND

RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO TAX EFFECTED AND ADJUSTED NET INCOME

(LOSS) PER SHARE

For the Three Months and Year Ended December 31, 2008 and 2007

(In 000’s)

Unaudited

Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) Per Share (as defined) are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of the Company’s business. Management uses a 39% tax rate for calculating the provision for (benefit from) income taxes to normalize the Company’s tax rate to that of comparable transportation companies, and to compare Company periods with different effective tax rates. In addition, we adjust Net Income (Loss) for significant items that are not regularly recurring. Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) Per Share are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Tax Effected and Adjusted Net Income (Loss) and Tax Effected and Adjusted Net Income (Loss) Per Share should not be considered in isolation or as a substitute for the consolidated statements of operations and cash flow data prepared in accordance with GAAP as an indication of the Company’s operating performance or liquidity.

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Net Income (Loss) Reconciliation:

Net income (loss)	$12,962	$(11,175)	$12,112	$(7,563)
Net income (loss) per common share:
Basic	$0.67	$(0.58)	$0.63	$(0.39)

Diluted	$0.66	$(0.58)	$0.62	$(0.39)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	5,038	(4,308)	4,940	(2,079)
Gain on early debt extinguishment	(16,532)	—	(16,532)	—
Write off of debt issuance costs	283	2,031	283	2,031
Gain on pension settlement	(3,410)	—	(3,410)	—
Restructuring costs	1,250	—	5,325	—
Gains on property sales	—	—	(2,128)	—
Adverse insurance claims development	—	4,800	—	4,800
Costs related to unconsummated acquisition	—	1,556	—	1,556

Adjusted income (loss) before income taxes	(409)	(7,096)	590	(1,255)

Provision for (benefit from) income taxes at 39%	(160)	(2,767)	230	(489)

Tax effected and adjusted net income (loss)	$(249)	$(4,329)	$360	$(766)

Tax effected and adjusted net income (loss) per common share:
Basic	$(0.01)	$(0.22)	$0.02	$(0.04)

Diluted	$(0.01)	$(0.22)	$0.02	$(0.04)

Weighted average number of shares:
Basic	19,387	19,335	19,379	19,336
Diluted	19,523	19,335	19,539	19,336